Exhibit 99.1

COOPER STANDARD REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

—Strong performance on disciplined operational and strategic execution—

NOVI, Mich., May 11, 2011 - Cooper-Standard Holdings Inc. (OTCBB: COSH), the parent company of Cooper Standard Automotive, a leading global supplier of automotive sealing, fluid and anti-vibration systems, today announced financial results for the first quarter ended March 31, 2011. The Company also provided an updated outlook for 2011.

“Operationally and strategically, Cooper Standard executed well in the first quarter,” said Jim McElya, chairman and chief executive officer, Cooper Standard. “As a result, we delivered strong performance despite climbing material costs; announced significant strategic transactions; and further strengthened Cooper Standard’s ability to win a higher share of global platform awards.”

First quarter 2011 results

Cooper Standard reported revenue of $688.8 million for the first quarter of 2011, compared with $596.3 million in first quarter 2010 revenue, reflecting higher industry volumes, favorable mix, the benefits of the Company’s strong global launch activity, as well as $7.2 million of net favorable foreign currency exchange.

The Company reported net income of $44.9 million in the first quarter of 2011, compared to net income of $3.4 million in the same period last year. Excluding the effects of a $23.3 million reorganization-related charge in the 2010 quarter and a one-time gain of $11.4 million this quarter, the increase in net income is primarily due to higher volumes and mix, offset by higher raw material costs, additions to engineering and customer support staff, and launch costs. Gross profit for the quarter increased to $120.8 million from $104.5 million in the first quarter of 2010. Gross profit as a percentage of sales was 17.5 percent, same as prior year quarter.

Cooper Standard also reported adjusted EBITDA of $91.9 million, or 13.3 percent of sales, compared with $74.2 million, or 12.4 percent of sales, in the first quarter of 2010.

Operational highlights

In the first quarter, Cooper Standard launched parts that will deliver $74.7 million of revenue on an annualized basis. The Company’s launches included diverse customers, technologies and geographies:

•	Ford – F-150 Eco-Boost Engines, Focus

•	GM – Chevrolet Convertible Camaro

•	Honda – Civic (NISCO JV)

•	Renault – 3008

•	Nissan – Altima, Leaf, and Commercial Van

•	Volkwagen – Golf Cabriolet

Strategic highlights

During the first quarter, Cooper Standard advanced several of its strategies for revenue growth.

In particular, the Company continues to win diverse business awards, including two awards as part of the global Chrysler/Fiat C-EVO platform - a complete fuel and brake system for the Chrysler program in North America and the entire body sealing system for the Fiat program in China - as well as the complete body sealing package for the BMW X5 in North America.

Cooper Standard also executed on its acquisition strategy to increase its competitiveness for global platforms, further strengthen its emerging markets position and enhance its ability to provide customers with differentiated products.

Most recently, Cooper Standard, in partnership with the French government’s Fonds de Modernisation des Equipementiers Automobiles (FMEA), acquired strategically important new operations and capabilities in Europe that will dramatically enhance the Company’s ability to win anti-vibration and hose business on global platforms. The joint venture also expands the Company’s existing body sealing capability and further strengthens the global relationship with Peugeot Citroën Automotive. In addition to the strategic and long-term opportunities it creates for the Company, the consolidated joint venture is expected to contribute to Cooper Standard approximately $125 million in incremental 2011 sales. The joint venture, called Cooper Standard France, combines the operations of Société des Polymères Barre-Thomas (including two manufacturing facilities in France and one in Poland, as well as a 50 percent interest in an anti-vibration systems business in India) with Cooper Standard’s existing French body sealing businesses. The joint venture company is 51 percent owned by a wholly-owned subsidiary of Cooper Standard and 49 percent owned by the FMEA.

Cooper Standard also announced the expansion of its joint venture relationship with Nishikawa Rubber Co. to, among other things, strengthen the Company’s ability to serve customers in Thailand. The Company also acquired USi, Inc. to expand its technology capabilities with an exclusive hard coating process for use in automotive and industrial applications, including bright trim assemblies on vehicles.

McElya continued, “We expect our recent strategic transactions to add to our results this year and in future years, and to strengthen the Company’s competitive position. Our experienced team acted opportunistically and creatively to complete these investments on advantageous terms to Cooper Standard. We will continue to search with discipline for other acquisitions that meet our financial criteria and increase our competitive advantages.”

Updated 2011 outlook

Reflecting the beneficial effects of the FMEA/Barre-Thomas transaction, modestly higher industry volume projections and favorable foreign exchange, Cooper Standard updated its 2011 sales expectations to a range of $2.7 billion to $2.8 billion. The Company expects its 2011 capital expenditures to be between $95 million and $105 million. Cash restructuring expenses are expected to be between $30 million and $40 million, the majority of which will be related to, and funded by, the Company’s new Cooper Standard France joint venture. The Company continues to expect cash taxes to be in the range of $25 to $30 million. The Company’s current 2011 industry volume assumptions are for North American production of 13.3 million units and European production of 19.2 million units.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income, which is the most directly comparable financial measure in accordance with U.S. GAAP (dollars in millions):

	Predecessor	Successor
	Three Months Ended	Three Months Ended
	March 31, 2010	March 31, 2011
Net income	$3.4	$44.9
Provision for income tax expense	7.3	12.3
Interest expense, net of interest income	11.8	9.9
Depreciation and amortization	21.2	28.9

EBITDA	$43.7	$96.0
Joint ventures adjustment (1)	0.4	—
Restructuring (2)	0.3	4.6
Unrealized FX loss (3)	6.3	—
Reorganization costs (4)	23.3	—
Stock-based compensation (5)	—	2.7
Net gain on partial sale of joint venture (6)	—	(11.4)
Other	0.2	—

Adjusted EBITDA	$74.2	$91.9

(1)	The Company’s share of the earnings of its joint ventures to the extent cash received as dividends from the joint ventures.
(2)	The three months ended March 31, 2010 includes only non-cash restructuring.
(3)	Pre-emergence unrealized foreign exchange loss on acquisition related indebtedness and the debtor-in-possession loan in Canada.
(4)	Reorganization and bankruptcy-related expenses, including professional fees.
(5)	Non-cash stock amortization expense and non-cash stock option expense for one time grants issued at emergence from bankruptcy.
(6)	Net gain on partial sale of ownership percentage in a joint venture.

Management considers EBITDA and adjusted EBITDA as key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization and certain non-recurring items that management does not consider to be reflective of the Company’s core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

Conference call details

The Company’s earnings results are also posted to the Cooper Standard website, http://www.cooperstandard.com. Cooper Standard’s executive team will host a conference call and webcast with investors on Wednesday, May 11 at 9 a.m. ET to discuss its first quarter results, provide a general business update and respond to investor questions. An interactive webcast will also be available via http://www.cooperstandard.com/investor_home.php or http://investor.shareholder.com/cooperstandard/eventdetail.cfm?eventid=95353.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 1-800-949-4315 (international callers dial 1-678-825-8315) and provide the conference ID 63505975 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made. Individuals unable to participate during the live teleconference or webcast may visit the Investor Relations portion of the Cooper Standard website (http://www.cooperstandard.com/investor_home.php) for a webcast or podcast replay of the presentation.

About Cooper Standard Automotive

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems and anti-vibration systems. Cooper Standard employs approximately 19,000 people globally and operates in 18 countries around the world. For more information, please visit the Company’s website at www.cooperstandard.com.

Forward Looking Statements

This news release (including, in particular, the disclosures made under the caption “Updated 2011 Outlook”) includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: the inability to compare the Company’s financial condition or results historically due to fresh start accounting; the reduction or elimination of certain tax benefits or an adverse affect on operations going forward due to the Company’s emergence from bankruptcy; the Company’s dependence on the automotive industry; the Company’s dependence on certain major customers; the Company’s ability to generate cash to service its indebtedness and dividend obligations of preferred shares; availability and cost of raw materials; the uncertainty of the Company’s ability to meet significant increases in demand; competition in the industry; sovereign and other risks related to the Company conducting operations outside the United States; natural disasters; the uncertainty of the Company’s ability to achieve expected cost reduction savings; the Company’s exposure to product liability and warranty claims; labor conditions; escalating pricing pressures from customers; the Company’s ability to meet customers’ needs for new and improved products in a timely manner; potential conflicts of interests between certain shareholders and the Company; the Company’s legal rights to its intellectual property portfolio; the Company’s underfunded pension plans; the actual return on pension assets; environmental and other regulations; the possibility that the Company’s acquisition strategy will not be successful; and the possibility of impairment charges relating to goodwill and long-lived assets. There may be other factors that cause the Company’s actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper Standard will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide a safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change and which Cooper Standard does not intend to update.

There may be other factors that cause the Company’s actual results to differ materially from the forward-looking statements. Cooper Standard undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

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Contact for Analysts:

Glenn Dong, vice president and corporate treasurer, Cooper Standard, (248) 596-6031, investorrelations@cooperstandard.com

Contact for Media:

Sharon Wenzl, vice president, corporate communications, Cooper Standard, (248) 596-6211, sswenzl@cooperstandard.com